Exhibit 99.1

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FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Fourth Quarter and Year End 2009 Results
Nashville, Tenn., February 18, 2010 — HCA Inc. today announced financial and operating results for its fourth quarter and fiscal year ended December 31, 2009.
Fourth Quarter Summary:
•	Revenues increased 4.7 percent to $7.605 billion from $7.265 billion in the fourth quarter of 2008.

•	Net income attributable to HCA Inc. totaled $216 million, compared to $276 million in the prior year’s fourth quarter.

•	Adjusted EBITDA totaled $1.343 billion, compared to $1.237 billion in the fourth quarter of 2008.

•	Provision for doubtful accounts totaled $693 million, compared to $889 million in the prior year.

•	Charity care and uninsured discounts totaled $1.499 billion, compared to $1.007 billion in the fourth quarter of 2008.

•	Interest expense was flat at $500 million compared to the prior year’s fourth quarter.

•	Same facility equivalent admissions and same facility admissions increased 2.6 percent and 1.2 percent, respectively, in the fourth quarter compared to the same period last year.

•	Same facility revenue per equivalent admission increased 1.9 percent. Revenue per equivalent patient day, on a same facility basis, increased 3.3 percent.

•	Total surgeries, on a same facility basis, declined 0.1 percent from the prior year’s fourth quarter.

•	Same facility emergency department visits increased 9.1% compared to the fourth quarter of 2008.
Fourth quarter of 2009 performance was driven by solid inpatient, outpatient and emergency department volumes. HCA’s revenues for the fourth quarter totaled $7.605 billion, compared to $7.265 billion in the fourth quarter of 2008. Net income attributable to HCA Inc. for the fourth quarter of 2009 totaled $216 million, compared to $276 million in the prior year’s fourth quarter. Income before income taxes for the fourth quarter of 2009 was $451 million, compared to $379 million in the fourth of 2008. Adjusted EBITDA in the quarter totaled $1.343 billion, compared to $1.237 billion in the previous year’s fourth quarter. A table describing adjusted EBITDA and reconciling net income attributable to HCA Inc. to adjusted EBITDA is included in this release. Results for the fourth quarter of 2009 include impairments of long-lived assets of $27 million and losses on sales of facilities of $7 million. Fourth quarter 2008 results include impairments of long-lived assets of $11 million and gains on sales of facilities of $7 million. The provision for income taxes was $112 million higher for the fourth quarter of 2009 ($147 million) than for the fourth quarter of 2008 ($35 million) due to the benefit recorded in the fourth quarter of 2008 related to the favorable revision to the proposed disallowance of certain prior period expenses and related interest.
The provision for doubtful accounts decreased to $693 million, or 9.1 percent of revenues, in the fourth quarter of 2009 from $889 million, or 12.2 percent of revenues, in the fourth quarter of 2008. The reduction in our provision for doubtful accounts was primarily attributable to an increase in charity care and uninsured discounts which totaled $1.499 billion in the fourth quarter of 2009 compared to $1.007 billion in the fourth quarter of 2008. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of net revenues, uninsured discounts and charity care was 24.1 percent for the fourth quarter of 2009 compared to 22.9 percent for the fourth quarter of 2008. Same facility uninsured admissions increased 0.2 percent in the fourth quarter of 2009 compared to the prior year’s fourth quarter. Same facility uninsured admissions comprised 6.4 percent of total admissions in the fourth quarter of 2009 compared to 6.5 percent in the fourth quarter of 2008.
During the fourth quarter of 2009, salaries and benefits, supply expense and other operating expenses totaled $5.633 billion compared to $5.192 billion in the fourth quarter of 2008. These expenses, as a percent of revenues, increased 2.5 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008. This increase was primarily due to the impact of the increased revenue reductions for uninsured discounts and charity care which reduced the Company’s rate of net revenue growth in the quarter.
Same facility admissions increased 1.2 percent and same facility equivalent admissions increased 2.6 percent in the fourth quarter of 2009 compared to the prior year’s fourth quarter. Same facility inpatient surgeries declined 0.3 percent and same facility outpatient surgeries declined 0.1 percent in the fourth quarter. Same facility revenue per equivalent admission increased 1.9 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008.
Revenues for the twelve months ended December 31, 2009 totaled $30.052 billion compared to $28.374 billion in 2008. Net income attributable to HCA Inc. was $1.054 billion for the year ended December 31, 2009 compared to $673 million in 2008. Adjusted EBITDA totaled $5.472 billion for 2009 compared to $4.574 billion for 2008. Results for the year ended December 31, 2009 include losses on sales of facilities of $15 million and impairments of long-lived assets of $43 million compared to gains on sales of facilities of $97 million and impairments of long-lived assets of $64 million in 2008.
Cash flows from operating activities increased $757 million to $2.747 billion for the year ended December 31, 2009, from $1.990 billion for the year ended December 31, 2008. The increase was due primarily to the $473 million increase in net income and $143 million improvement from changes in operating assets and liabilities and the provision for doubtful accounts.
As of December 31, 2009, HCA’s balance sheet reflected cash and cash equivalents of $312 million, total debt of $25.670 billion, and total assets of $24.131 billion. During the fourth quarter of 2009, capital expenditures totaled $402 million, excluding acquisitions. For the year ended December 31, 2009, capital expenditures totaled $1.317 billion, excluding acquisitions.
During 2009, HCA issued $3.060 billion aggregate principal amount of first and second lien notes. The net proceeds from the debt issuances were used to repay outstanding indebtedness under the Company’s senior secured term loan facilities.

On January 27, 2010, our Board of Directors declared a distribution to the Company’s stockholders and holders of vested stock options. The distribution was $17.50 per share and vested stock option, or approximately $1.750 billion in the aggregate. The distribution was paid on February 5, 2010 to holders of record on February 1, 2010. The distribution was funded using funds available under our existing senior secured credit facilities and approximately $100 million of cash on hand.
As of December 31, 2009, HCA operated 163 hospitals and 105 freestanding surgery centers (including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Time today. A live audio broadcast of the call via webcast will also be available to investors. The broadcast will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=65983 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
Cautionary Statement about Results and Other Forward-Looking Information
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of the substantial indebtedness incurred to finance the Recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) the possible enactment of federal or state health care reform and changes in federal, state or local laws or regulations affecting the health care industry, (4) increases, particularly in the current economic downturn, in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements due to the current economic downturn and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential liabilities and other claims that may be asserted against us, and (20) other risk factors described in our annual report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Condensed Consolidated Income Statements
Fourth Quarter
(Dollars in millions)

	2009		2008
	Amount	Ratio	Amount	Ratio

Revenues	$7,605	100.0%	$7,265	100.0%

Salaries and benefits	3,078	40.5	2,877	39.6
Supplies	1,241	16.3	1,157	15.9
Other operating expenses	1,314	17.2	1,158	16.0
Provision for doubtful accounts	693	9.1	889	12.2
Equity in earnings of affiliates	(64)	(0.8)	(53)	(0.7)
Depreciation and amortization	358	4.7	354	4.9
Interest expense	500	6.6	500	6.9
Losses (gains) on sales of facilities	7	0.1	(7)	(0.1)
Impairment of long-lived assets	27	0.4	11	0.1

	7,154	94.1	6,886	94.8

Income before income taxes	451	5.9	379	5.2

Provision for income taxes	147	1.9	35	0.5

Net income	304	4.0	344	4.7

Net income attributable to noncontrolling interests	88	1.2	68	0.9

Net income attributable to HCA Inc.	$216	2.8	$276	3.8

HCA Inc.
Condensed Consolidated Income Statements
For the Years Ended December 31, 2009 and 2008
(Dollars in millions)

	2009		2008
	Amount	Ratio	Amount	Ratio

Revenues	$30,052	100.0%	$28,374	100.0%

Salaries and benefits	11,958	39.8	11,440	40.3
Supplies	4,868	16.2	4,620	16.3
Other operating expenses	4,724	15.7	4,554	16.1
Provision for doubtful accounts	3,276	10.9	3,409	12.0
Equity in earnings of affiliates	(246)	(0.8)	(223)	(0.8)
Depreciation and amortization	1,425	4.8	1,416	5.0
Interest expense	1,987	6.6	2,021	7.1
Losses (gains) on sales of facilities	15	—	(97)	(0.3)
Impairment of long-lived assets	43	0.1	64	0.2

	28,050	93.3	27,204	95.9

Income before income taxes	2,002	6.7	1,170	4.1

Provision for income taxes	627	2.1	268	0.9

Net income	1,375	4.6	902	3.2

Net income attributable to noncontrolling interests	321	1.1	229	0.8

Net income attributable to HCA Inc.	$1,054	3.5	$673	2.4

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Years
	Fourth Quarter		Ended December 31,
	2009	2008	2009	2008

Revenues	$7,605	$7,265	$30,052	$28,374

Net income attributable to HCA Inc.	$216	$276	$1,054	$673
Losses (gains) on sales of facilities (net of tax)	4	(5)	9	(58)
Impairment of long-lived assets (net of tax)	24	6	34	40

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets (a)	244	277	1,097	655
Depreciation and amortization	358	354	1,425	1,416
Interest expense	500	500	1,987	2,021
Provision for income taxes	153	38	642	253
Net income attributable to noncontrolling interests	88	68	321	229

Adjusted EBITDA (a)	$1,343	$1,237	$5,472	$4,574

(a)	Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and GAAP net income attributable to HCA Inc.) and operating performance (adjusted EBITDA) of our health care facilities.

Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairment of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	December 31,	September 30,	December 31
	2009	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$312	$443	$465
Accounts receivable, net	3,692	3,499	3,780
Inventories	802	745	737
Deferred income taxes	1,192	1,099	914
Other	579	515	405

Total current assets	6,577	6,301	6,301

Property and equipment, at cost	24,669	24,389	23,714
Accumulated depreciation	(13,242)	(13,038)	(12,185)

	11,427	11,351	11,529

Investments of insurance subsidiary	1,166	1,371	1,422
Investments in and advances to affiliates	853	855	842
Goodwill	2,577	2,596	2,580
Deferred loan costs	418	436	458
Other	1,113	1,210	1,148

	$24,131	$24,120	$24,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,460	$1,199	$1,370
Accrued salaries	849	954	854
Other accrued expenses	1,158	1,316	1,282
Long-term debt due within one year	846	635	404

Total current liabilities	4,313	4,104	3,910

Long-term debt	24,824	25,279	26,585
Professional liability risks	1,057	1,097	1,108
Income taxes and other liabilities	1,768	1,782	1,782

Total liabilities	31,962	32,262	33,385

Equity securities with contingent redemption rights	147	147	155

EQUITY (DEFICIT)
HCA Inc. stockholders’ deficit	(8,986)	(9,279)	(10,255)
Noncontrolling interests	1,008	990	995

Total deficit	(7,978)	(8,289)	(9,260)

	$24,131	$24,120	$24,280

HCA Inc.
Condensed Consolidated Statements of Cash Flow
For the Years Ended December 31, 2009 and 2008
(Dollars in millions)

	2009	2008

Cash flows from operating activities:
Net income	$1,375	$902
Adjustments to reconcile net income to net cash provided by operating activitie
Change in operating assets and liabilities	(3,091)	(3,367)
Provision for doubtful accounts	3,276	3,409
Depreciation and amortization	1,425	1,416
Income taxes	(520)	(448)
Losses (gains) sales of facilities	15	(97)
Impairment of long-lived assets	43	64
Amortization of deferred loan costs	80	79
Pay-in-kind interest	58	—
Share-based compensation	40	32
Other	46	—

Net cash provided by operating activities	2,747	1,990

Cash flows from investing activities:
Purchase of property and equipment	(1,317)	(1,600)
Acquisition of hospitals and health care entities	(61)	(85)
Disposal of hospitals and health care entities	41	193
Change in investments	303	21
Other	(1)	4

Net cash used in investing activities	(1,035)	(1,467)

Cash flows from financing activities:
Issuance of long-term debt	2,979	—
Net change in revolving bank credit facilities	(1,335)	700
Repayment of long-term debt	(3,103)	(960)
Distributions to noncontrolling interests	(330)	(178)
Payment of debt issuance costs	(70)	—
Other	(6)	(13)

Net cash used in financing activities	(1,865)	(451)

Change in cash and cash equivalents	(153)	72
Cash and cash equivalents at beginning of period	465	393

Cash and cash equivalents at end of period	$312	$465

Interest payments	$1,751	$1,979
Income tax payments, net of refunds	$1,147	$716

HCA Inc.
Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2009	2008	2009	2008
Consolidating Hospitals:

Number of Hospitals	155	158	155	158
Weighted Average Licensed Beds	38,843	38,474	38,825	38,422
Licensed Beds at End of Period	38,839	38,504	38,839	38,504

Reported:
Admissions	385,300	380,100	1,556,500	1,541,800
% Change	1.4%		1.0%
Equivalent Admissions	603,800	587,300	2,439,000	2,363,600
% Change	2.8%		3.2%
Revenue per Equivalent Admission	$12,595	$12,370	$12,321	$12,005
% Change	1.8%		2.6%
Inpatient Revenue per Admission	$12,368	$11,742	$11,809	$11,336
% Change	5.3%		4.2%

Patient Days	1,863,500	1,865,100	7,537,100	7,611,000
Equivalent Patient Days	2,920,200	2,882,100	11,810,700	11,667,700

Inpatient Surgery Cases	122,200	121,300	494,500	493,100
% Change	0.7%		0.3%
Outpatient Surgery Cases	200,900	201,900	794,600	797,400
% Change	-0.5%		-0.4%

Emergency Room Visits	1,394,600	1,276,900	5,593,500	5,246,400
% Change	9.2%		6.6%

Outpatient Revenues as a Percentage of Patient Revenues	36.3%	37.5%	37.8%	37.4%

Average Length of Stay	4.8	4.9	4.8	4.9

Occupancy	52.1%	52.7%	53.2%	54.1%
Equivalent Occupancy	81.6%	81.5%	83.4%	82.9%

Same Facility:
Admissions	378,400	374,000	1,528,500	1,510,600
% Change	1.2%		1.2%
Equivalent Admissions	591,800	577,100	2,390,600	2,312,700
% Change	2.6%		3.4%
Revenue per Equivalent Admission	$12,599	$12,362	$12,325	$12,007
% Change	1.9%		2.6%
Inpatient Revenue per Admission	$12,401	$11,777	$11,849	$11,377
% Change	5.3%		4.1%
Inpatient Surgery Cases	120,200	120,500	487,400	485,000
% Change	-0.3%		0.5%
Outpatient Surgery Cases	197,900	198,100	783,600	784,400
% Change	-0.1%		-0.1%

Emergency Room Visits	1,361,400	1,247,800	5,455,100	5,096,200
% Change	9.1%		7.0%

Number of Consolidating and Nonconsolidating (Equity Joint Ventures) Hospitals:
Consolidating	155	158	155	158
Nonconsolidating (Equity Joint Ventures)	8	8	8	8

Total Number of Hospitals	163	166	163	166